UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2017 (August 22, 2017)

Med Spa Vacations Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-201922	46-5268172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Qunli Huizhi Financial Enterprise Headquarters, Rm. 401, 4th Floor, Building 1, Phase 1, Daoli Dist, Haerbin, China

 (Address of principal executive offices)

+86-0451-85715760

(Registrant's telephone number, including area code)

 745 Silver St., La Jolia, CA 92037

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.01	Changes in Control of Registrant

Change of Control

On August 22, 2017, each of Blaine Redfern and Morgan Powell, the controlling stockholders of Med Spa Vacations Inc. (the “Company”) entered into and closed stock purchase and sale transactions pursuant to which they each sold 5,000,000 restricted shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company, or, in the aggregate, 10,000,000 shares (the “Shares”) of the Common Stock being all of the outstanding restricted common stock of the Company, to Mr. Chao Ma. These transactions were completed at a price per share of $0.030320, for an aggregate amount of $303,200, pursuant to the terms of a securities purchase agreement (the “Stock Purchase Agreement”) the form of which is attached to this Current Report as an exhibit. Mr. Ma used his personal funds to acquire the Shares. The Shares represent approximately 69.7% of the Company’s issued and outstanding common stock, all of which is voting common stock, as of the closing.

The foregoing discussion of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of that document filed as Exhibit 10.1 to this report and incorporated by reference herein.

As a result of the closing of these stock purchase transactions, the control of the Company has been transferred from Blaine Redfern and Morgan Powell to Mr. Chao Ma.

Shell Company Status; Change of Business Plan

The Company is a shell company, as that term is defined in Rule 12b-2 of the Exchange Act of 1934, as amended, and will remain a shell company for the foreseeable future. The Company will promptly file an amendment to this Current Report on Form 8-K when, and if, its status as a shall company changes.

The Company has no specific plans or proposals at this time which relate to or would result in:

•	the acquisition by any person of additional securities of the Company
•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	a sale or transfer of a material amount of assets of the Company or of any of its subsidiaries;
•	any material change in the present capitalization or dividend policy of the Company;
•	any other material change in the Company's business or corporate structure;
•	changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any other person;
•	causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
•	a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Act; or any similar action to those enumerated above.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the stock purchase transactions discussed above, on August 22, 2017, Blain Redfern and Morgan Powell, the two directors of the Company, submitted their resignation letters, pursuant to which they each resigned from their positions as directors and from all offices of the Company that they held, effective as of the closing of the stock purchase transactions on August 22, 2017. The resignations of Messrs. Redfern and Powell were not in connection with any known disagreement with the Company on any matter.

On May 22, 2017, Mr. Chao Ma was appointed to the board of the directors, effective as of August 22, 2017 upon the resignations of Messrs. Redfern and Powell. Mr. Ma was also appointed as the President, Treasurer and Secretary of the Company. The Company and the newly appointed officer have not entered into any arrangement regarding the payment of compensation for acting as an officer or director of the Company.

There are no arrangements or understandings between Mr. Ma and any other persons pursuant to which he was selected as an officer. Mr. Ma was appointed until his successor is duly elected and qualified. There has been no transaction, nor is there any currently proposed transaction between Mr. Ma and the Company, that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Chao Ma founded the Harbin Yongquan Petty Loan Company Ltd. in 2009, Beijing Zhuoxin Wealth and Investment Management Company Ltd. in 2012, and Heilongjiang Zhuoxin Agricultural Development Company Ltd. in 2014. He currently holds the office of President of the board of directors of Zhuoxin Group. He also holds the following concurrent positions: Executive Director of the Investment and Finance Professional Committee of the China Investment Association, Vice President of the Business Combination Association of Heilongjiang Province, Director of the Harbin Green Food Industrial Alliance, President of the Heilongjiang Small and Micro Enterprises Chamber of Commerce and Vice President of China Financing Guarantee Association. Mr. Ma received an award for financial innovation and development contributor of China Internet of 2015 awarded by "Chinese Economic New Mode Innovation and Development Summit" which was organized by the People's Daily Mr. Ma received an Executive MBA from the Peking University

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Restricted Stock Purchase Agreement dated as of August 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MED SPA VACATIONS INC.

Dated: August 28, 2017	By:	/s/ Chao Ma
Chao Ma
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Restricted Stock Purchase Agreement dated as of August 22, 2017